Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2016 SECOND QUARTER RESULTS

•	Ethernet circuits and broadband subscribers continued to increase quarter over quarter

•	Lowest quarterly sequential residential voice line loss in over three years

•	Improving subscriber trends supported revenue of $206.6 million for the quarter and $413.4 million year-to-date

•	Net income of $29.3 million for the quarter and $47.9 million year-to-date

•	Adjusted EBITDA[1] of $63.1 million for the quarter and $125.0 million year-to-date

•	Net cash provided by operating activities of $46.4 million for the quarter and $70.4 million year-to-date

•	Unlevered Free Cash Flow[1] of $31.5 million for the quarter and $66.2 million year-to-date

Charlotte, N.C. (August 3, 2016) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the second quarter ended June 30, 2016. As previously announced, the Company will hold a conference call and simultaneous webcast to discuss its results today at 8:30 a.m. (EDT).

“Our second quarter results reflect the positive impact of our focus on improving productivity and providing excellent customer service,” said Paul H. Sunu, Chief Executive Officer. “We delivered a second consecutive quarterly increase in broadband subscribers and our residential voice subscriber lines declined at their lowest rate in many years.”
“In addition, we experienced continued success with our business and advanced services offering in the quarter as we work to develop products and services that meet current and anticipate future customer needs,” Sunu continued. “We managed expenses well in the quarter to deliver solid profitability and a strong cash position. Our focus on mitigating legacy revenue losses while continuing to develop and deploy advanced products and services are key components of achieving revenue stability over time.”
“Finally, I am pleased to announce that on July 29, 2016 we completed an acquisition of a Maine-based value added reseller of unified communications, data networking and cabling infrastructure solutions focused on small and medium sized businesses,” Sunu concluded. “We believe this small acquisition provides a valuable platform that allows us to better serve the SMB market while more fully leveraging our geographic reach and unmatched network across northern New England.”
Operating Highlights

The Company experienced a second consecutive quarter of growth in broadband subscribers and lower churn in residential voice subscribers relative to the first quarter of 2016. These trends reflect continued efforts to highlight the Company's network investments that extend service availability and improve offered broadband speeds in addition to the Company's strong focus on providing excellent customer service.

Strategic investments in the network continued during the quarter, including taking a thoughtful and methodical approach to network design related to meeting the Company's CAF Phase II commitments. This approach will help ensure the Company builds a smarter, more flexible network that not only meets current bandwidth requirements but is also ready to evolve to reliably meet future customer demands.

The Company is focused on driving growth revenue2 as a critical component of its continued revenue transformation. In the second quarter of 2016, the Company achieved record growth revenue of $63.8 million, which exceeded 30% of total revenue for the first time.

Broadband revenue grew quarter over quarter driven by seasonal reconnects, existing customer speed upgrades and subscriber growth. Network investments and targeted marketing efforts stimulated demand in the quarter.

In the second quarter of 2016, Ethernet services revenue grew to a record $24.9 million, or 12.1% of total revenue as compared to $23.4 million or 10.9% of total revenue in the second quarter of 2015, as Ethernet circuits grew 10.7% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers such as regional banks, healthcare networks and wireless carriers.

The Company continues to drive growth in advanced services including hosted services revenue. While still a relatively small part of total revenue, these growth-related revenues provide state of the art services to a growing customer base.

As of June 30, 2016, FairPoint had 2,663 employees, a decrease of 268 employees versus a year ago.

Financial Highlights

Second Quarter 2016 as compared to First Quarter 2016

Revenue decreased $0.2 million during the second quarter of 2016 to $206.6 million.

The following strategic revenue categorization2 is presented to provide visibility into revenue trends for the Company as a result of product and service evolution within our industry as well as the Company's efforts to continue to transform revenue to more sustainable growth products. We intend to present this strategic revenue categorization each quarter.

•
Growth revenue increased by $2.4 million, or 3.9%, primarily due to an increase in broadband revenue due in part to seasonality, Ethernet revenue growth resulting from an increase in circuits and settlements recorded in the first quarter of 2016, as well as an increase in hosted and advanced services revenue.

•	Convertible revenue[2] decreased by $2.5 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to VoIP and hosted products.

•
Legacy revenue[2] was down $1.4 million resulting from the decline in legacy switched access and residential voice revenue primarily due to fewer lines in service partially offset by seasonal reconnects.

•	Regulatory funding revenue[2] was flat.

•	Miscellaneous revenue[2] increased $1.3 million primarily due to higher revenue from special purpose construction projects as well as settlements in the first quarter of 2016 that did not recur.

The following traditional categorization of revenue is presented to provide reporting continuity.

•	Voice services revenue decreased $0.8 million primarily due to fewer lines in service partially offset by seasonal reconnects.

•	Access revenue decreased $1.3 million due to the continued loss and conversion of legacy transport circuits to fiber-based Ethernet services.

•
Data and Internet services revenue grew $1.6 million driven by increased revenue from retail Ethernet due in part to customer settlements that negatively impacted first quarter retail Ethernet revenue and higher broadband revenue due in part to seasonal subscriber reconnects.

•	Regulatory funding revenue was flat.

•	Other services revenue increased $0.3 million primarily due to higher revenue from special purpose construction projects in the second quarter of 2016.

Operating expenses, excluding depreciation and amortization, decreased $12.8 million to $89.3 million in the second quarter of 2016 compared to $102.1 million in the first quarter of 2016 primarily resulting from lower employee expenses related to compensated absences as well as lower severance expense, partially offset by higher bad debt expense relative to the first quarter that included nonrecurring write-off recoveries.

Adjusted Operating Expenses1 were $143.5 million in the second quarter of 2016 compared to $144.9 million in the first quarter of 2016. The decrease was primarily due to lower employee expenses and lower building expenses, partially offset by higher bad debt expense. Bad debt expense in the first quarter of 2016 included nonrecurring write-off recoveries.

Net income was $29.3 million in the second quarter of 2016 compared to $18.6 million in the first quarter of 2016. The change was primarily due to lower operating expenses partially offset by higher income tax expense.

Adjusted EBITDA increased $1.1 million to $63.1 million in the second quarter of 2016 compared to $62.0 million in the first quarter of 2016. The increase was driven by favorable adjusted operating expenses slightly offset by lower revenue.

Capital expenditures were $26.8 million in the second quarter of 2016 compared to $25.9 million in the first quarter of 2016. The increase was primarily due to the timing of planned capital projects.

Cash was $41.1 million as of June 30, 2016 compared to $23.1 million as of March 31, 2016. The increase is primarily due to favorable cash flow from operations and the scheduled timing of the semi-annual interest payment towards the Company's senior notes. Total gross debt outstanding was $919.2 million as of June 30, 2016, after the regularly scheduled principal payment of $1.6 million on the term loan made during the second quarter of 2016, as compared to $920.8 million as of March 31, 2016. The Company's $75.0 million revolving credit facility was undrawn, with $60.2 million available for borrowing after applying $14.8 million of outstanding letters of credit.

Net cash provided by operating activities was $46.4 million in the second quarter of 2016 compared to $24.0 million in the first quarter of 2016. The increase was primarily due to favorable changes in our working capital and higher net income partially offset by a scheduled pension contribution during the second quarter.

Unlevered Free Cash Flow was $31.5 million in the second quarter of 2016 compared to $34.7 million in the first quarter of 2016. Unlevered Free Cash Flow was lower in the second quarter of 2016 primarily due to a scheduled pension contribution during the quarter and slightly higher capital expenditures, partially offset by higher Adjusted EBITDA and lower OPEB payments.

Second Quarter 2016 as compared to Second Quarter 2015

Revenue was $206.6 million in the second quarter of 2016 compared to $214.1 million a year earlier.

Strategic revenue categorization:

•	Growth revenue increased by $3.6 million as we experienced growth in broadband revenue and Ethernet revenue, as well as hosted and advanced services revenue, compared to the prior year.

•	Convertible revenue decreased by $7.9 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to VoIP and hosted products.

•	Legacy revenue decreased by $6.1 million resulting from a decline in voice access lines and legacy switched access revenue versus a year ago.

•	Regulatory funding revenue grew by $1.8 million primarily due to CAF Phase II transitional revenue in 2016.

•	Miscellaneous revenue increased $1.1 million due to higher late payment fees.

The following traditional categorization of revenue is presented to provide reporting continuity.

•	Voice services revenue declined $6.4 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage.

•
Access revenue declined $5.1 million due to the continued loss and conversion of legacy transport circuits to Ethernet services. That impact was partially offset by an increase in wholesale Ethernet revenue, as a higher number of circuits more than offset the impact of the renewal of certain expiring long-term Ethernet contracts and lower service quality credits.

•	Data and Internet services revenue increased $1.7 million as speed upgrades and price increases on broadband products more than fully offset subscriber declines.

•	Regulatory funding revenue grew $1.8 million primarily due to CAF Phase II transitional revenue in 2016.

•	Other services revenue increased $0.5 million due to higher late payment fees.

Operating expenses, excluding depreciation and amortization, decreased $9.6 million to $89.3 million in the second quarter of 2016 compared to $98.9 million in the second quarter of 2015 primarily due to lower employee expenses, including severance, lower pension expense and lower bad debt expense.

Adjusted Operating Expenses were $143.5 million in the second quarter of 2016 compared to $150.4 million in the second quarter of 2015. The decrease was primarily the result of lower employee costs and lower bad debt expense. Lower employee costs primarily resulted from lower salary costs due to fewer headcount and lower overtime partially offset by a higher bonus accrual.

Net income was $29.3 million in the second quarter of 2016 compared to $40.3 million in the second quarter of 2015. The change was primarily due to additional income tax expense and lower revenue partially offset by a decrease in operating expenses. Net income was positive in the second quarter of 2016 largely due to the non-cash GAAP treatment for the change in the liability of the OPEB plan due to the elimination of post-employment health benefits for active represented employees. The impact of this treatment will continue through 2016, but we do not expect that it will impact our cash income taxes or change our accumulated federal net operating loss carryforwards.

Adjusted EBITDA was $63.1 million in the second quarter of 2016 compared to $63.7 million a year earlier. The decrease is due to lower revenue partially offset by operating expense savings.

Capital expenditures were $26.8 million in the second quarter of 2016 compared to $28.3 million a year earlier.

Net cash provided by operating activities was $46.4 million in the second quarter of 2016 compared to $28.8 million in the second quarter of 2015. The increase was primarily due to favorable changes in our working capital.

Unlevered Free Cash Flow of $31.5 million in the second quarter of 2016 increased $0.8 million compared to $30.7 million in the second quarter of 2015. The increase was due to lower capital expenditures and lower OPEB payments partially offset by higher cash contributions towards our pension plans and lower Adjusted EBITDA.
_________________
1 Unlevered Free Cash Flow, Adjusted EBITDA and Adjusted Operating Expenses are non-GAAP financial measures. Additional information regarding the calculation of these non-GAAP measures and a reconciliation to net income (loss) are contained under "Use of Non-GAAP Financial Measures" and in the attachments to this press release.
2 Additional information and definitions for regulatory funding revenue and strategic revenue categorization and its components are contained in the attachments to this press release.

2016 Guidance

For full year 2016, the Company expects to generate $105 million to $120 million of Unlevered Free Cash Flow. In addition, Adjusted EBITDA is expected to be $245 million to $255 million, annual capital expenditures are expected to be $115 million to $120 million and aggregate annual cash pension contributions and cash OPEB payments are expected to be approximately $20 million for 2016.

The Company is not able to provide a reconciliation of its forward-looking non-GAAP financial measures to GAAP measures because the Company does not forecast certain items used to prepare net income/(loss) in accordance with GAAP.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2016, which will be filed with the SEC no later than August 9, 2016. The Company's results for the quarter ended June 30, 2016 are subject to the completion of such quarterly report.

Conference Call Information

As previously announced, FairPoint will hold a conference call and simultaneous webcast to discuss its second quarter 2016 results today at 8:30 a.m. (EDT).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

As an alternative to the webcast, participants can also call (877) 527-1570 (US/Canada) or (615) 247-0090 (international) and enter passcode 53801210 when prompted. The title of the call is the Second Quarter 2016 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (855) 859-2056 (US/Canada) or (404) 537-3406 (international) and enter the passcode 53801210 when prompted. The recording will be available from Wednesday, August 3, 2016, at 12:30 p.m. (EDT) through Wednesday, August 10, 2016, at 11:59 p.m. (EDT).

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted Operating Expenses, Adjusted Operating Expenses plus Estimated Avoided Costs and the adjustments to the most directly comparable GAAP measure used to determine the non-GAAP measures. Management believes Adjusted EBITDA provides a useful measure of covenant compliance, Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements and Adjusted Operating Expenses may be useful to investors in understanding period-to-period operating performance. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in our credit agreement), costs, expenses and charges related to the renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans) are permitted to be excluded from the calculation. We believe this includes, among others, the costs paid to third-parties for the contingent workforce and service quality penalties due to the disruption of operations. On October 17, 2014, two of our labor unions in northern New England initiated a work stoppage and returned to work on February 25, 2015. As a result, significant union employee and vehicle and other related expenses related to northern New England were not incurred between October 17, 2014 and February 24, 2015 (the "work stoppage period"). Therefore, to assist in the evaluation of the Company's operating performance without the impact of the work stoppage, we estimated the union employee and vehicle and other related expenses using historical data for the work stoppage period by quarter that we believe would have been incurred absent the work stoppage ("Estimated Avoided Costs"). Estimated Avoided Costs is a pro forma estimate only. Actual costs absent the strike may have been different. In the first quarter of 2015, had our incumbent workforce been in place, actual labor costs during the work stoppage period may have been higher than the $27 million recorded as Estimated Avoided Costs due to significant winter storm activity that increased our service demands; however, those incremental storm-related costs would have been an allowed add back to Adjusted EBITDA under the credit agreement. Estimated employee expenses avoided during the work stoppage period include salaries and wages, bonus, overtime, capitalized labor, benefits, payroll taxes, travel expenses and other employee related costs based on a trailing 12-month average calculated per striking employee per day during the work stoppage period less any actual expense incurred. Estimated vehicle fuel and maintenance expense savings, which resulted from the contingent workforce utilizing their own vehicles, for the work stoppage period were estimated based on a trailing 12-month average of historical costs less actual expense incurred. "Adjusted EBITDA minus Estimated Avoided Costs", "Unlevered Free Cash Flow minus Estimated Avoided Costs" and "Adjusted Operating Expenses plus Estimated Avoided Costs" may be useful to investors in understanding our operating performance without the impact of the two unions' work stoppage.

The Company believes that the non-GAAP measures may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because they enable them to view performance in a manner similar to the method used by the Company’s management.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow, Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted Operating Expenses, Adjusted Operating Expenses plus Estimated Avoided Costs and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only supplementally. A reconciliation of Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs to net income (loss) is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-based Ethernet network — with more than 21,000 route miles of fiber, including approximately 17,000 route miles of fiber in northern New England — FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates”, "should", "could", "may", "will" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors, including the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the factors discussed in our Quarterly Report on Form 10-Q for the period ended June 30, 2016. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

###

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
June 30, 2016 and December 31, 2015
(in thousands, except share data)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets:
Cash	$41,116	$26,560
Accounts receivable, net	61,281	60,136
Prepaid expenses	26,536	24,410
Other current assets	3,650	5,030
Total current assets	132,583	116,136
Property, plant and equipment, net	1,064,630	1,118,781
Intangible assets, net	78,379	83,879
Restricted cash	652	651
Other assets	3,012	3,079
Total assets	$1,279,256	$1,322,526

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	1,110	918
Accounts payable	28,861	28,157
Claims payable and estimated claims accrual	—	216
Accrued interest payable	9,983	9,983
Accrued payroll and related expenses	24,361	24,753
Other accrued liabilities	52,139	49,802
Total current liabilities	122,854	120,229
Capital lease obligations	1,269	1,223
Accrued pension obligations	149,911	150,562
Accrued post-employment benefit obligations	93,545	94,042
Deferred income taxes, net	17,335	35,075
Other long-term liabilities	18,822	22,739
Long-term debt, net of current portion	899,206	900,145
Total long-term liabilities	1,180,088	1,203,786
Total liabilities	1,302,942	1,324,015
Stockholders' deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 27,050,600 and 26,921,066 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	271	269
Additional paid-in capital	525,377	521,842
Retained deficit	(659,709)	(707,592)
Accumulated other comprehensive income	110,375	183,992
Total stockholders' deficit	(23,686)	(1,489)
Total liabilities and stockholders' deficit	$1,279,256	$1,322,526

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2016 and 2015
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$206,557	$214,098	$413,373	$428,072
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	93,302	97,968	198,341	232,349
Other post-employment benefit and pension expense	(53,486)	(52,460)	(106,714)	(59,358)
Selling, general and administrative expense	49,440	53,434	99,776	109,280
Depreciation and amortization	55,105	55,818	112,743	111,124
Reorganization related expense	—	20	—	27
Total operating expenses	144,361	154,780	304,146	393,422
Income from operations	62,196	59,318	109,227	34,650
Other income/(expense):
Interest expense	(20,583)	(19,974)	(41,193)	(39,793)
Other, net	95	97	253	272
Total other expense	(20,488)	(19,877)	(40,940)	(39,521)
Income/(loss) before income taxes	41,708	39,441	68,287	(4,871)
Income tax (expense)/benefit	(12,393)	824	(20,404)	(77)
Net income/(loss)	$29,315	$40,265	$47,883	$(4,948)

Weighted average shares outstanding:
Basic	26,858	26,655	26,835	26,622
Diluted	27,084	27,025	27,071	26,622

Income/(loss) per share, basic	$1.09	$1.51	$1.78	$(0.19)

Income/(loss) per share, diluted	$1.08	$1.49	$1.77	$(0.19)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Six Months Ended June 30, 2016 and 2015
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income/(loss)	$47,883	$(4,948)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Deferred income taxes	20,123	(678)
Provision for uncollectible revenue	(1,095)	4,065
Depreciation and amortization	112,743	111,124
Other post-employment benefits	(113,365)	(70,191)
Qualified pension	498	3,816
Stock-based compensation	3,917	4,109
Other non-cash items	2,509	2,066
Changes in assets and liabilities arising from operations:
Accounts receivable	(48)	1,605
Prepaid and other assets	(1,031)	4,089
Accounts payable and accrued liabilities	1,784	(24,480)
Accrued interest payable	—	(1)
Other assets and liabilities, net	(3,510)	(939)
Total adjustments	22,525	34,585
Net cash provided by operating activities	70,408	29,637
Cash flows from investing activities:
Net capital additions	(52,685)	(54,728)
Distributions from investments and proceeds from the sale of property and equipment	498	217
Net cash used in investing activities	(52,187)	(54,511)
Cash flows from financing activities:
Repayments of long-term debt	(3,200)	(3,200)
Restricted cash	(1)	—
Proceeds from exercise of stock options	9	13
Repayment of capital lease obligations	(473)	(378)
Net cash used in financing activities	(3,665)	(3,565)
Net change	14,556	(28,439)
Cash, beginning of period	26,560	37,587
Cash, end of period	$41,116	$9,148

FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)

	2Q16	1Q16	4Q15	3Q15	2Q15	YTD 2016	YTD 2015
Summary Income Statement (in thousands):
Revenue:
Voice services	$75,099	$75,903	$77,401	$81,247	$81,470	$151,002	$164,764
Access	60,579	61,933	62,065	64,304	65,713	122,512	130,248
Data and Internet services	46,159	44,560	44,876	46,018	44,455	90,719	87,726
Regulatory funding (1)	13,117	13,117	13,143	17,927	11,338	26,234	22,748
Other services	11,603	11,303	12,339	12,073	11,122	22,906	22,586
Total revenue	206,557	206,816	209,824	221,569	214,098	413,373	428,072
Operating expenses:
Operating expenses, excluding depreciation and amortization (2)	89,256	102,147	90,907	92,838	98,942	191,403	282,271
Depreciation and amortization	55,105	57,638	56,399	56,296	55,818	112,743	111,124
Reorganization expense (post-emergence)	—	—	5	6	20	—	27
Total operating expenses	144,361	159,785	147,311	149,140	154,780	304,146	393,422
Income/(loss) from operations	62,196	47,031	62,513	72,429	59,318	109,227	34,650
Other income/(expense):
Interest expense	(20,583)	(20,610)	(20,739)	(20,186)	(19,974)	(41,193)	(39,793)
Other income, net	95	158	60	153	97	253	272
Total other expense	(20,488)	(20,452)	(20,679)	(20,033)	(19,877)	(40,940)	(39,521)
Income/(loss) before income taxes	41,708	26,579	41,834	52,396	39,441	68,287	(4,871)
Income tax benefit/(expense)	(12,393)	(8,011)	476	658	824	(20,404)	(77)
Net income/(loss)	$29,315	$18,568	$42,310	$53,054	$40,265	$47,883	$(4,948)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income/(Loss) (in thousands):
Net income/(loss)	$29,315	$18,568	$42,310	$53,054	$40,265	$47,883	$(4,948)
Income tax (benefit)/expense	12,393	8,011	(476)	(658)	(824)	20,404	77
Interest expense	20,583	20,610	20,739	20,186	19,974	41,193	39,793
Depreciation and amortization	55,105	57,638	56,399	56,296	55,818	112,743	111,124
Pension expense (3a)	2,020	2,036	2,297	(1,861)	3,088	4,056	8,199
OPEB expense (3a)	(55,506)	(55,264)	(55,710)	(55,707)	(55,548)	(110,770)	(67,556)
Compensated absences (3b)	(2,226)	6,287	(3,995)	(6,084)	(3,803)	4,061	8,434
Severance	38	1,459	2	(106)	3,760	1,497	4,118
Restructuring costs (3c)	—	—	6	5	20	—	27
Other non-cash items, net (3e)	1,401	2,694	2,243	1,441	1,780	4,095	4,513
Labor negotiation related expense (3f)	—	—	95	160	(850)	—	48,678
All other allowed adjustments, net (3f)	(40)	(88)	(20)	(35)	(16)	(128)	(115)
Adjusted EBITDA (3)	63,083	61,951	63,890	66,691	63,664	125,034	152,344
Estimated Avoided Costs (6)	—	—	—	—	—	—	(27,000)
Adjusted EBITDA minus Estimated Avoided Costs	$63,083	$61,951	$63,890	$66,691	$63,664	$125,034	$125,344
Adjusted EBITDA minus Estimated Avoided Costs Margin	30.5%	30.0%	30.4%	30.1%	29.7%	30.2%	29.3%

Adjusted EBITDA (3)	$63,083	$61,951	$63,890	$66,691	$63,664	$125,034	$152,344
Pension contributions	(3,558)	—	(5,828)	(3,958)	(3,182)	(3,558)	(4,382)
OPEB payments	(1,182)	(1,414)	(1,505)	(1,457)	(1,486)	(2,596)	(2,635)
Capital expenditures	(26,805)	(25,880)	(33,238)	(28,193)	(28,298)	(52,685)	(54,728)
Unlevered Free Cash Flow (4)	31,538	34,657	23,319	33,083	30,698	66,195	90,599
Estimated Avoided Costs (6)	—	—	—	—	—	—	(27,000)
Unlevered Free Cash Flow minus Estimated Avoided Costs	$31,538	$34,657	$23,319	$33,083	$30,698	$66,195	$63,599

	2Q16	1Q16	4Q15	3Q15	2Q15	YTD 2016	YTD 2015
Reconciliation of Adjusted Operating Expenses to Operating Expenses, excluding depreciation and amortization (in thousands):
Operating expenses, excluding depreciation and amortization	$89,256	$102,147	$90,907	$92,838	$98,942	$191,403	$282,271
Pension expense	(2,020)	(2,036)	(2,297)	1,861	(3,088)	(4,056)	(8,199)
OPEB expense	55,506	55,264	55,710	55,707	55,548	110,770	67,556
Compensated absences	2,226	(6,287)	3,995	6,084	3,803	(4,061)	(8,434)
Severance	(38)	(1,459)	(2)	106	(3,760)	(1,497)	(4,118)
Other non-cash items, net	(1,456)	(2,764)	(2,284)	(1,558)	(1,861)	(4,220)	(4,670)
Labor negotiation related expense	—	—	(95)	(160)	850	—	(48,678)
Adjusted Operating Expenses (5)	143,474	144,865	145,934	154,878	150,434	288,339	275,728
Estimated Avoided Costs (6)	—	—	—	—	—	—	27,000
Adjusted Operating Expenses plus Estimated Avoided Costs	$143,474	$144,865	$145,934	$154,878	$150,434	$288,339	$302,728

Strategic Revenue Categorization and Product Revenue Detail (in millions): (7)
Growth (8)
Broadband (8a)	$34.8	$34.0	$33.9	$34.9	$33.7	$68.8	$66.8
Ethernet (8b)	24.9	23.6	24.8	24.8	23.4	48.5	46.3
Hosted and Advanced Services (8c)	4.1	3.8	3.7	3.6	3.1	7.9	6.1
Subtotal Growth	63.8	61.4	62.4	63.3	60.2	125.2	119.2
Growth as a % of Total Revenue	30.9%	29.7%	29.7%	28.6%	28.1%

Convertible (9)
Non-Ethernet Special Access (9a)	16.7	18.2	17.9	19.6	21.3	34.9	42.4
Business Voice (9b)	29.9	30.5	31.0	31.2	32.2	60.4	65.5
Other convertible (9c)	5.0	5.4	5.5	6.0	6.0	10.4	12.4
Subtotal Convertible	51.6	54.1	54.4	56.8	59.5	105.7	120.3
Convertible as a % of Total Revenue	25.0%	26.2%	25.9%	25.6%	27.8%

Legacy (10)
Residential Voice (10a)	53.4	53.9	53.8	57.7	57.3	107.3	114.5
Switched Access and Other (10b)	16.8	17.7	18.1	17.6	19.0	34.5	39.0
Subtotal Legacy	70.2	71.6	71.9	75.3	76.3	141.8	153.5
Legacy as a % of Total Revenue	34.0%	34.6%	34.3%	34.0%	35.6%

Regulatory funding (1)	13.1	13.1	13.2	17.9	11.3	26.2	22.7
Regulatory funding as a % of Total Revenue	6.3%	6.3%	6.3%	8.1%	5.3%

Miscellaneous (11)	7.9	6.6	7.9	8.3	6.8	14.5	12.4
Miscellaneous as a % of Total Revenue	3.8%	3.2%	3.8%	3.7%	3.2%

Total Revenue	$206.6	$206.8	$209.8	$221.6	$214.1	$413.4	$428.1

Summary Cash Flows (in thousands):
Cash Flows from operating activities:
Net income/(loss)	$29,315	$18,568	$42,310	$53,054	$40,265	$47,883	$(4,948)
Deferred income taxes	12,215	7,908	343	(925)	(1,255)	20,123	(678)
Provision for uncollectible revenue	311	(1,406)	187	1,541	1,706	(1,095)	4,065
Depreciation and amortization	55,105	57,638	56,399	56,296	55,818	112,743	111,124
OPEB	(56,687)	(56,678)	(57,213)	(57,165)	(57,034)	(113,365)	(70,191)
Pension	(1,538)	2,036	(3,533)	(5,817)	(95)	498	3,816
Other non-cash items	2,658	3,768	2,148	2,245	2,294	6,426	6,175
Changes in assets and liabilities arising from operations	4,998	(7,803)	3,868	(11,374)	(12,853)	(2,805)	(19,726)
Net cash provided by operating activities	46,377	24,031	44,509	37,855	28,846	70,408	29,637
Net cash used in investing activities	(26,482)	(25,705)	(33,180)	(28,180)	(28,276)	(52,187)	(54,511)
Net cash used in financing activities	(1,843)	(1,822)	(1,802)	(1,790)	(1,738)	(3,665)	(3,565)
Net change	18,052	(3,496)	9,527	7,885	(1,168)	14,556	(28,439)
Cash, beginning of period	23,064	26,560	17,033	9,148	10,316	26,560	37,587
Cash, end of period	$41,116	$23,064	$26,560	$17,033	$9,148	$41,116	$9,148

	2Q16	1Q16	4Q15	3Q15	2Q15	YTD 2016	YTD 2015

Select Operating Metrics (12):
Broadband subscribers (13)	311,440	311,323	311,130	313,982	315,320
% change y-o-y	(1.2)%	(1.7)%	(2.7)%	(4.2)%	(5.0)%
% change q-o-q	—%	0.1%	(0.9)%	(0.4)%	(0.4)%

Ethernet Circuits	15,137	14,813	14,507	14,100	13,680
% change y-o-y	10.7%	13.2%	15.0%	21.0%	27.7%
% change q-o-q	2.2%	2.1%	2.9%	3.1%	4.5%

Residential voice lines	388,983	398,488	409,852	423,667	437,303
% change y-o-y	(11.0)%	(11.7)%	(12.2)%	(12.4)%	(12.9)%
% change q-o-q	(2.4)%	(2.8)%	(3.3)%	(3.1)%	(3.1)%

Employee Headcount	2,663	2,704	2,718	2,728	2,931
% change y-o-y	(9.1)%	(9.7)%	(10.9)%	(11.7)%	(7.2)%

(1) We receive certain federal and state government funding that we classify as regulatory funding including: CAF Phase II support effective January 1, 2015 to build and operate broadband services; CAF Phase II transition funding (scheduled to phase down over three-years); CAF Phase I frozen support (for Kansas and Colorado in 2015 and until a reverse auction is conducted); CAF funding under the CAF/ICC Order; and universal service fund support from certain states in which we operate.
(2) Excludes reorganization costs.
(3) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,
e) the add-back of other non-cash items, including stock compensation expense, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses (including losses related to disruption of operations), non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(4) Unlevered Free Cash Flow refers to Adjusted EBITDA (calculated in accordance with the definition of Consolidated EBITDA in the Company's credit agreement) minus capital expenditures, cash pension contributions and cash payments for OPEB.
(5) For purposes of calculating Adjusted Operating Expenses, the Company adjusts operating expenses, excluding depreciation and amortization for pension and OPEB expense see (3a), compensated absences see (3b), severance, storm expenses see (3d), other non-cash items, net see (3e), labor negotiation related expense see (3f), all other allowed adjustments, net see (3f) and settlement proceeds see (7).
(6) See "Use of Non-GAAP Financial Measures" above for information regarding the calculation. The first quarter of 2015 represents 39 business days of estimated avoided costs.
(7) Management believes the Strategic Revenue Categorization provides key metrics that will enhance investors' ability to evaluate our business and assist investors in their understanding of the changing composition of our revenue as well as period-to-period revenue trends as a result of product and service evolution within our industry.
(8) Growth revenue is comprised of products and services that are generally viewed as in-demand by telecommunications consumers over the medium- to long-term and are expected to increase over time.
a) Broadband revenue is comprised of both residential and business customers delivered through DSL, ADSL, VDSL or other similar services.
b) Ethernet revenue includes Ethernet over copper ("EOC") or Ethernet over fiber ("EOF") services delivered to end-users or to wholesalers, who then sell to their end-users.
c) Hosted and Advanced Services includes VoIP and other digital voice services including unified messaging and other IP features as well as revenue generated from our various advanced services including the next-generation emergency 9-1-1 contracts in several of our service territories as well as data center and managed services.
(9) Convertible revenues are revenues that could move from TDM-based technologies to Ethernet or other advanced services.
a) Non-Ethernet Special Access includes high-capacity circuits. The revenues are primarily comprised of business revenue from T1's, DS3's and SONET products.
b) Business Voice is traditional voice, long distance, ISDN and Centrex services for a business customer.
c) Other convertible revenue primarily includes Unbundled Network Element ("UNE"), Asynchronous Transfer Mode ("ATM"), Frame Relay, ISDN, Analog Private Line and Internet services such as dial-up.
(10) Legacy revenues are TDM-based voice related consumer revenue largely related to residential customers.
a) Residential Voice is comprised of TDM voice services to residential customers.
b) Switched Access and Other primarily includes Switched Transport, Local Switching, NECA pooling elements and colocation of miscellaneous equipment.
(11) Miscellaneous is comprised of special purpose projects, late payment fees from our customers and pole rental revenues among other various service revenues.
(12) We believe access lines as a measure of the business are increasingly less meaningful measures of trend and are being replaced by revenue generating broadband subscribers and Ethernet circuits. Following a peer review, we excluded non-revenue generating Company official lines from broadband subscribers, Ethernet circuits and residential voice access lines beginning in the third quarter of 2015. In aggregate, access line equivalents for the second quarter of 2015 and prior periods would have been reduced by approximately 40,000 lines as a result of this change. In addition, as we evaluated the historic presentation of business and wholesale access lines, management determined that the evolution of technology made these metrics less informative than in the past and therefore such presentation has been discontinued. Finally, we have combined wholesale and retail Ethernet circuits as management believes these products are similar.
(13) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.